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HESS CORPORATION

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HESS CORPORATION

News Release

FOR IMMEDIATE RELEASE

Hess Corporation Issues Letter to Shareholders

Announces Culmination of Multi-Year Transformation Into Pure Play E&P Company

Names Six New, Highly Qualified Independent Directors

Responds to Elliott Management’s Flawed Recommendations

NEW YORK, March 4, 2013 – Hess Corporation (NYSE: HES) (“Hess”) today issued the following letter to all Hess shareholders in connection with the Company’s multi-year transformation to a pure play exploration and production (“E&P”) company and its 2013 Annual Meeting scheduled to be held on May 16, 2013.

For information about Hess’ transformation and the 2013 Annual Meeting, please visit: www.transforminghess.com.

The text of the March 4 letter follows:

Dear Fellow Shareholder:

The 2013 Annual Meeting will be important for Hess and all our shareholders.

Your Board and management have been transforming Hess into a more focused, pure play exploration and production (“E&P”) company. The strategy has been working well, creating near term value and positioning us to drive returns over the long term.

Indeed, now more than halfway through our transformation, the market has been recognizing our progress. Hess shares significantly outperformed the peer index, rising from $43.93 to $58.90 per share, an increase of 34% in the period between our mid-year strategy update on July 25, 2012 and the January 28, 2013 announcement of our planned terminals sale. On Friday, March 1, our shares closed at $66.54 per share. Operating performance has also been strong. 2012 cash flow from operations was the highest in our 80 year history and 2012 net income was our third highest.

BECOMING A PURE PLAY E&P COMPANY

This morning we announced actions that represent the culmination of our multi-year transformation into a pure play E&P company. The transformed Hess will have a focused portfolio of higher growth, lower risk, oil linked E&P assets that we anticipate will deliver a five year compound average annual production growth rate (“CAGR”) of 5 to 8%, based off of pro forma 2012 production, with aggregate mid-teens production growth between pro forma 2012 and 2014, while increasing returns to all shareholders. Specific announcements today include:

•	Fully exiting our downstream businesses, including retail, energy marketing, and energy trading

•	Further focusing our E&P portfolio by divesting Indonesia and Thailand

•	Pursuing monetization of Bakken midstream assets, expected in 2015

•

Returning capital directly to shareholders through an increase in the annual dividend to $1.00 per share commencing in the third quarter of 2013 and a share repurchase program authorization of up to $4 billion, with amount and timing tied to proceeds from our asset sale program

•	Adding six new world class independent directors with the right mix of corporate leadership, operational and financial expertise, and top level E&P experience

HESS’ 5-YEAR TRANSFORMATION

Starting in 2010, we began taking decisive actions to grow the value of our world class asset base by focusing on the exploration and development of our most promising lower risk, higher growth, oil linked E&P assets.

In the first phase of our transformation, we invested significantly in our most promising assets, substantially increasing our leadership in the Bakken oil shale, and entering the Utica shale, while acquiring an additional ownership stake in the Valhall Field (Norway). Furthermore, we closed our HOVENSA joint venture refinery in the U.S. Virgin Islands and divested a number of assets in the United Kingdom, Norway, and Indonesia totaling $1.7 billion.

We began our second phase on July 25, 2012 after providing shareholders with a comprehensive update on our strategy. In the months since, we have:

•

Divested approximately $1.5 billion in non-core assets across Europe and Asia, and have announced that we are pursuing the sale of our Russian subsidiary, Samara-Nafta, and our Eagle Ford assets in Texas

•	Announced that we will sell our terminal network. In addition to the sale proceeds, this transaction will release approximately $1 billion of working capital

•	Exited the refinery business with the closure of our Port Reading, New Jersey refinery

•	Announced a 17% reduction in upstream capital expenditures and reduced exploration spending by 29% in 2013, with further capital expenditure reductions expected in 2014

These actions have positioned the Company well to enter this third phase of our transformation, announced today, which will create a pure play E&P company.

THE MARKET RECOGNIZES THE VALUE YOUR BOARD IS CREATING

Your existing Board and management have driven our strategic transformation and built the world class asset base that we have today. On January 30, we announced full year 2012 earnings results that demonstrate the value of our plan. Net income for 2012 was $2.0 billion, representing the third highest annual net income in Hess company history. Cash flow from operations in 2012 grew to $5.7 billion, the highest in the Company’s history.

These strong results reflect the hard work we have done to transform the Company and, as noted above, the market has been recognizing the success of our transformation. Hess shares significantly outperformed our peer index from July 24, 2012, the last day of trading before we provided our mid-year strategy update, to January 25, 2013, the last day of trading prior to the announcement of the planned divestiture of our entire terminal network, and the announcement of a new position taken by Elliott Management, a hedge fund run by Paul Singer.

Elliott Management, a New Shareholder, Is Seeking to Undermine the Value We Are Creating

As you may have seen, Elliott Management, a new shareholder, has made a recommendation that would effectively dismantle Hess, disrupting the progress we have made and foreclosing the prospect of real value creation that would benefit all Hess shareholders.

In his “reassessment” of Hess, Singer offers a seriously flawed analysis of Hess’ stock price performance based on an arbitrary endpoint. Among many other things, he fails to take into account the meaningful share price appreciation that Hess’ stock had enjoyed in response to our announcements of a series of transactions and initiatives along with our indication that other steps were underway.

We are convinced that our transformation is driving superior value creation far beyond Singer’s short term time horizon.

LOOK AT WHAT INDEPENDENT ANALYSTS HAVE TO SAY

In addition to the price appreciation of Hess’ shares since our mid-year 2012 strategy update, knowledgeable industry analysts noted Hess’ transformation.

Analyst	Quote

Doug Leggate, BAML January 31, 2013	“Management is doing all the right things, in our view, and while criticisms of past strategy have some merit, the outlook has never been better…”

John Herrlin, Societe Generale January 31, 2013	“... We very much like what HES is doing operationally. We think it makes sense to reduce mature North Sea exposure, monetize US Eagle Ford, Russian operations and US terminal business.”

Doug Terreson, ISI January 31, 2013	“Significant repositioning unfolded at Hess during the past five years. Investments emphasized areas of competitive strength with non-strategic interests divested or allowed to decline in relation to the rest of the portfolio.”

Fadel Gheit, Oppenheimer Activist Investor Elliott Management Seeking to Remake Hess, Dow Jones, January 29, 2013	“…[Gheit said] energy companies often have unproved resources and assets that haven’t yet realized their value, and trying to split up a company like Hess would be a mistake in the long run. ‘ It makes no sense. It’s cutting your nose to spite your face. You don’t gain anything by doing that.’”

Arjun N. Murti, Goldman Sachs January 30, 2013	“…Hess is increasingly demonstrating it can deliver results that are competitive with other leading Bakken companies.”

Capital One January 29, 2013	“Management’s continued commitment to reshaping HES’s portfolio has driven an impressive turnaround...”

HESS TRANSFORMED: A PURE PLAY E&P COMPANY DRIVING SHAREHOLDER VALUE

While we have accomplished a great deal, we are not finished. As noted above, we have announced the culmination of our transformation into a pure play E&P company. That includes:

•	Exploring strategic alternatives for our entire downstream business, including retail, energy marketing, and energy trading

•	Pursuing additional E&P asset sales by pruning our Asian portfolio to focus on the long lived, low risk Malaysia/Thailand Joint Development Area and the North Malay Basin

•	Reviewing potential alternatives to monetize our Bakken midstream assets, expected in 2015

•	Using the initial proceeds from both previously and newly announced asset sales to pay down short term debt, and retain financial flexibility to fund our growth

•	Returning capital directly to shareholders by increasing our quarterly common dividend 150% to $1.00 per share on an annual basis, beginning in third quarter of this year

•	Further returning capital by initiating a share repurchase program of up to $4 billion, with amount and timing tied to proceeds from our asset sale program

•	Returning additional capital to shareholders as a result of monetizing Bakken midstream assets, expected in 2015

A Focused, Higher Growth, Lower Risk, Oil Linked Portfolio to Drive Growth

As a result of the steps already taken by your management and the Board, and the announcements today, Hess will be a pure play E&P company with a focused portfolio of higher growth, lower risk assets.

This portfolio will allow us to capitalize on our leadership position in the Bakken oil shale, enhance production at our existing conventional assets, and substantially focus our exploratory program by allocating the majority of our exploration spend to our most promising prospects.

Production growth into 2013 and 2014 is expected to be driven by currently producing assets and expected new production from Tubular Bells and North Malay Basin. Importantly, our estimated 2013 pro forma production will consist of 76% liquids and 85% of our crude oil production is Brent linked. This allows us to deliver stronger cash margins and returns than our peers.

The transformed Hess will have a focused portfolio of world class, higher growth, lower risk E&P assets that we anticipate will deliver a five year CAGR of 5 to 8%, based off of pro forma 2012 production, with aggregate mid-teens production growth between pro forma 2012 and 2014.

Future Production growth is expected to be driven largely by six core assets:

•	Bakken Shale (North Dakota)

•	Valhall Field (Norway)

•	Tubular Bells (Deepwater Gulf of Mexico)

•	North Malay Basin (Malaysia)

•	Utica Shale (Ohio)

•	Ghana

Leveraging Our High Quality Technical Capabilities Across A Global Platform

Hess is also able to leverage its robust drilling, completion and production platform across its asset base, allowing us to realize synergies from the transfer of technical skills and operating capabilities globally. For example:

•	Bakken hydraulic fracturing expertise is utilized in the Malaysia/Thailand Joint Development Area.

•	Managed pressure drilling expertise in South Arne (Denmark) is applied in the Utica shale play.

•	Gulf of Mexico deep water expertise has driven Hess’ recent drilling success in Ghana and Equatorial Guinea.

•	High pressure and high temperature experience in Gulf of Mexico is being deployed in the North Malay Basin and other international assets.

These capabilities are recognized by the world’s leading oil companies, national oil companies, and host governments. It is not by accident that in recent years, we have been chosen by Chevron and Petronas to develop and operate important exploration and development projects in the deepwater Gulf of Mexico (Tubular Bells) and the North Malay Basin (Gulf of Thailand), respectively.

Efficiently Allocating Capital

While we are pursuing growth, we are also efficiently allocating capital in order to maximize returns. We have recently announced substantial reductions in capital and exploration expenditures. In 2013, we decreased E&P capital expenditures by 17% and expect further reductions in 2014. In terms of exploration, we have focused our budget by decreasing allocated spending by 29% when compared to 2012. Additionally, a program to further reduce costs is underway. With a leaner organization and focused capital expenditure budget, we will be well positioned to deliver growth and increase returns to all shareholders.

THE RIGHT BOARD FOR A TRANSFORMED HESS; DRIVING LONG TERM

SHAREHOLDER VALUE

We are mindful of the role that corporate governance plays in protecting and creating shareholder value. And, as we convert into a pure play E&P company, we recognize the importance of adding individuals to our Board who have directly relevant experience and stature.

Our effort to identify the right people for the future has been underway since last year and today we are pleased to nominate five new highly qualified independent director candidates with the right mix of corporate leadership, operational and financial expertise, and top level E&P experience for election at this year’s Annual Meeting. We have also appointed a sixth additional new independent director who will take the seat of F. Borden Walker, who retired from the Board effective March 1, 2013. The addition of these six new directors to the Hess Board will provide additional perspective, experience, and guidance to management that will benefit all Hess shareholders and complement the strengths of our existing Board. With these changes, 13 of the 14 Board members will be independent.

•	John Krenicki Jr.

Former Vice Chairman of GE; President and Chief Executive Officer of GE Energy

Mr. Krenicki recently joined private equity firm Clayton, Dubilier & Rice in 2013 after 29 years in senior leadership roles at GE, including as Vice Chairman. While leader of GE Energy, the unit doubled in size and profitability and became GE’s largest business – with revenue increasing from $22 billion in 2005 to over $50 billion in 2012. His responsibilities included oversight of GE’s Oil & Gas, Power & Water, and Energy management businesses, which employ more than 100,000 people in over 165 countries. Mr. Krenicki is one of America’s top corporate executives with a strong track record of success, experience, and leadership in operations, oil and gas, and energy. His experience leading large scale initiatives and operations across a global energy portfolio will add important perspective to the Hess Board as the Company completes its transformation to a pure play E&P company.

•	Dr. Kevin Meyers

Former Senior Vice President of E&P for the Americas, ConocoPhillips

Dr. Meyers ran Exploration and Production in the Americas for ConocoPhillips, where he oversaw 6,000 employees and a $6 billion annual capital program, and was responsible for reorganizing and driving business value in the Americas E&P portfolio. Dr. Meyers drove the reconfiguration of the company’s upstream portfolio in North America, divesting $6 billion of low growth, low margin assets and focusing capital into emerging unconventional plays. He spearheaded the company’s development of the Eagle Ford and increased investment in both the Permian Basin, and the Bakken. Dr. Meyers has over 30 years of experience in exploration and production, both domestic and international. Based on this experience, Dr. Meyers will bring to the Hess Board decades of managing cost-efficient E&P operations in geographies directly relevant to Hess’ focused E&P portfolio.

•	James H. Quigley (2014)

Former Chief Executive Officer, Deloitte

Mr. Quigley led Deloitte, one of the world’s largest accounting and consulting firms. During his 38 years at Deloitte, he was a trusted consultant on strategic leadership and operating matters to senior management teams of multinational companies across industries. As CEO, he was responsible for the consulting, tax, audit, and financial advisory practices of Deloitte, and as an advisor and consultant, helped guide major strategic initiatives at many companies. In 2012, Mr. Quigley was named Trustee of the International Financial Reporting Standards (IFRS) Foundation, the oversight body of the International Accounting Standards Board (IASB). He will bring to the Hess Board significant global leadership experience and knowledge of financial, tax and regulatory matters that are relevant to Hess operations.

•	Fredric Reynolds

Former Executive Vice President and Chief Financial Officer, CBS Corporation

Mr. Reynolds was Executive Vice President and Chief Financial Officer of CBS Corporation and its predecessors from January 1994 until his retirement in August 2009. While at CBS, Mr. Reynolds managed the company’s transformation, beginning with the acquisition by Westinghouse of CBS in 1995, followed by the Viacom-CBS merger of 2000 and the subsequent spin-out of MTV Networks, since renamed Viacom. During his tenure as CFO of CBS, shareholders experienced substantial share appreciation and return of capital. Mr. Reynolds is also the lead independent director at AOL Inc. Mr. Reynolds will bring to the Hess Board his substantial experience as a CFO with a successful track record of financial oversight, leading a successful transformation, returning capital, and delivering long term returns.

•	William Schrader

Former Chief Operating Officer, TNK-BP Russia

Mr. Schrader was a senior leader of many of BP’s most important E&P businesses, including serving as President of BP Azerbaijan – one of BP’s most valued assets – and most recently served as COO of TNK-BP, which comprised 27% of BP’s reserves and 29% of BP’s production. During his tenure as President of BP Azerbaijan, production increased from 240,000 bpd to over 950,000 bpd while operating costs were reduced from $7/bbl to $4/bbl. He also was responsible for all of BP’s E&P business in Indonesia including the Tangguh LNG business. Mr. Schrader is an outstanding E&P executive responsible for transforming BP’s best and most valued E&P assets, and will bring to the Board his experience as a disciplined E&P operator with expertise in production sharing structures, government relations, and delivering returns.

•	Dr. Mark Williams

Former Executive Committee Member, Royal Dutch Shell

Dr. Williams worked for over 35 years at Shell, including more than 17 years in Shell’s E&P and upstream business, serving most recently as a member of the Executive Committee of Royal Dutch Shell, where he was of the top three operating executives collectively responsible for all strategic, capital, and operational matters. Most recently, as Downstream Director, Dr. Williams oversaw $400 billion in revenues and approximately 55,000 people, generating $5.3 billion in profit annually, and redirected a $6 billion annual investment into the higher growth markets of China and Brazil, while strengthening Shell’s position in key hubs in the U.S. Gulf Coast and Singapore. His experience as part of an executive group with ultimate strategic responsibilities for the overall direction of one of the world’s largest oil & gas companies will add invaluable insight to Hess’ Board.

We would like to thank our outgoing directors, who have served with distinction and deserve significant credit for helping initiate the transformation we began in 2010. The fact that we now possess some of the most attractive oil assets in our industry is, in large part, due to their commitment to our transformation.

ELLIOTT’S “RECOMMENDATIONS” ARE SERIOUSLY FLAWED, IRRELEVANT

AND UNDERMINE REAL VALUE CREATION

On January 29, Paul Singer’s Elliott Management – a hedge fund with almost no oil and gas experience and known for aggressive tactics – announced that it had taken a new stake in Hess. Without ever talking to management or the Board (and they still haven’t), the hedge fund proposed a so called “reassessment,” – the central thesis of which amounts to little more than financial engineering based on flawed assumptions. Mr. Singer is also running a proxy contest to install a dissident slate of directors – all tethered to his unusual compensation scheme and flawed agenda.

We think Singer’s proposals demonstrate no meaningful operational insight into our business. For the most part, his proposals would orphan our most promising assets and foreclose the potential for future real value creation. We are convinced that Singer’s agenda would destroy shareholder value.

There are points on which we agree with Singer, including the fact that certain divestitures will help unlock the value of our world class asset base. If Singer had taken the time to do his homework and meet with management prior to launching his campaign, however, he might have understood that we were already well down our transformation path to build more value.

ResourceCo & InternationalCo: Singer’s Central Thesis Is Wrong

We, like all our other shareholders, are acutely aware of the value of our assets in the Bakken. In fact, Hess significantly increased our acreage there in 2010 and today we enjoy a significant, low cost leadership position in the play. The Board and senior management are aligned with shareholders – we collectively own approximately 11% of common stock. Our top priority is increasing the value in these assets for the benefit of all Hess shareholders. Elliott’s platform is predicated almost entirely on Singer’s naive assumption that separating our U.S. assets into a stand alone company will create value. It won’t.

Neither the Bakken nor the Utica are currently self-funding. Spinning them off now would leave them stranded, underfunded entities vulnerable to a forced sale and, thereby, enabling Singer to shift value that rightly belongs to Hess shareholders to another operator who acquires this enormously valuable acreage on the cheap. To be clear, our specific plan is to continue to realize the intrinsic value of our assets for the benefit of all our shareholders, while Singer seems intent to pursue a short term run in the stock that will effectively prevent us from realizing this substantial upside.

The Singer proposal:

•

Ignores Credit Implications – Singer would break up Hess into two pieces – both of which we believe would have higher financing costs and limited financial flexibility – severely limiting our ability to realize the substantial value opportunity for Hess shareholders.

•	Singer’s ResourceCo would have limited stand-alone debt capacity and substantial negative cash flow, creating an entity that could not fund Bakken development.

•

Singer’s International Co would likely retain all of Hess’ existing debt on a smaller asset base with fewer reserves and lower production growth, hampering its ability to retain an investment grade rating and severely limiting its ability to run efficient international E&P activities at attractive financing costs.

•

Ignores Tax Consequences – The Singer proposals assert without substantiation that midstream and downstream assets can be monetized or divested without tax leakage or inefficiencies. In fact, he ignores the significant tax consequences inherent in separating Hess into ResourceCo and InternationalCo, such as:

•	Bakken capital spending generates substantial excess tax deductions that are used to offset taxable income generated by other U.S. assets.

•	Singer’s ResourceCo would be generating unused tax deductions and InternationalCo would be paying taxes on otherwise shielded income.

•	Singer’s InternationalCo would remain a U.S. domiciled entity with the majority of its cash flow generated from foreign assets.

•

Uses Flawed Valuation Benchmarks – Singer’s net asset value assumptions that are necessary predicates for the spin off are premised on significant multiple expansion for both entities, and are not analytically sound. They:

•	Ignore the declining trend in valuation multiples for pure play Bakken companies; and

•	Assume Singer’s InternationalCo achieves a “premium multiple” despite being a more highly levered, less tax efficient company with lower production growth.

Further, Singer falsely asserts that we have failed to control costs in the Bakken. This is simply not true, reflecting either willful distortion or a failure to do his homework. The fact is that Hess is now recognized as one of the most efficient operators in the Bakken, with competitive drilling and completion costs below or in line with peers and further efficiencies expected as a result of our shift to pad drilling. This cost leadership is evidenced by the fact that in 2012 Hess wells enjoyed an 85% average participation rate with its partners, and our exceptional production performance is evidenced by Hess completing 3 of the top 5 producing wells in the play and 10 of the top 25.

Many independent analysts share our view of Elliott’s Flawed Proposals:

Analyst	Quote

Pavel Mochanov, Raymond James January 30, 2013

“Elliott Associates’ shareholder letter and presentation yesterday were, if nothing else, a case study in effective propaganda.”

“The consequences of spinning off the shales are especially stark, as this would leave the “stub” with a short reserve life, slim growth visibility (almost entirely exploration-centric), and a very high tax burden.”

Doug Leggate, BAML January 31, 2013

“Elliott’s actions have highlighted the deep value embedded in Hess: we concur that substantial additional value remains for the shares to be appropriately valued vs. peers. But our analysis leaves us unconvinced it is something that could not otherwise be achieved by management actions already underway.”

“We agree with Elliott that Hess is undervalued; we are less convinced that closing the value gap is something Hess could not achieve on its own.”

Katherine Lucas Minyard, J.P. Morgan January 30, 2013	“...the primary practical challenge is separating the business in need of funding from the cash generating businesses, while also robbing the blended portfolio of the high-growth assets meant to offset decline in the legacy, cash generating portfolio.”

William Featherston, UBS January 30, 2013	“we’d note that HES’ Bakken assets are partly dependent on other parts of its portfolio to fund its growth program, while also providing steady, predictable growth to counterbalance the lumpy less predictable growth associated with its offshore assets.”

***

The newly transformed Hess will be a pure play E&P company with a focused, higher growth, lower risk portfolio of world class assets. While retaining the financial flexibility to fund future growth, we will also return capital to shareholders through a substantially enhanced dividend and initiate a share repurchase program. Lastly, we have identified an outstanding team of new directors with substantial E&P, financial, and operational business expertise to lead us into the next phase of our value plan.

As you can see, your Board and management team is decisively focused on the continued successful execution of a strategic transformation well underway that is creating superior value for all Hess shareholders.

We urge all shareholders to make fully informed decisions as to whether now is the right time to disrupt the completion of our plan. For additional information and updates, including today’s investor presentation, please go to www.transforminghess.com. We look forward to continuing the dialogue with you.

Sincerely,

John B. Hess

Chairman and Chief Executive Officer

###

The Company will host a conference call today, Monday, March 4, at 9 a.m. Eastern Standard Time to discuss today’s announcements.

To phone into the conference call, parties in the United States should dial 1-877-299-4454 and enter the pass code 17435465 after 8:45 a.m. Outside the United States, parties should dial 1-617-597-5447 and enter the pass code 17435465. This conference call will also be accessible by webcast.

A replay of the conference call will be available by dialing 1-888-286-8010 and entering the pass code 21025193. Outside the United States, parties should dial 1-617-801-6888 and enter the pass code 21025193.

For additional information and updates, including today’s investor presentation, please go to www.transforminghess.com. More information on Hess Corporation is available at www.hess.com.

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Hess shareholders. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Hess’ directors and executive officers in Hess stock, restricted stock and options is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (www.hess.com) in the section “Investors” or through the SEC’s website at www.sec.gov. Information can also be found in Hess’ other SEC filings, including Hess’ definitive proxy statement for the 2012 Annual Meeting and its Annual Report on Form 10-K for the year ended December 31, 2012. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Hess’ 2013 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, or by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885.

SOURCE: Hess Corporation

Investor Contact:

Jay Wilson, (212) 536-8940

Or

Dan Burch/Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500

Media Contacts:

Jon Pepper, (212) 536-8550

Or

Michael Henson/Patrick Scanlan

Sard Verbinnen & Co

(212) 687-8080